GNC Holdings, Inc. Reports Second Quarter 2015 Results

2015 Second Quarter EPS of $0.79
Same Store Sales decrease 2.8% in the Second Quarter 2015

PITTSBURGH, July 30, 2015 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”), a leading global specialty health, wellness and performance retailer, today reported its financial results for the quarter and year-to-date periods ended June 30, 2015.
Second Quarter Performance
For the second quarter of 2015, the Company reported consolidated revenue of $678.5 million, an increase of 0.5% as compared with consolidated revenue of $675.2 million for the second quarter of 2014. Revenue increased in the Company’s franchise segment by 7.5%. Revenue decreased in the Company’s retail and manufacturing/wholesale segments by 0.3% and 5.6%, respectively.
Same store sales decreased 2.8% in domestic company-owned stores (including GNC.com sales) in the second quarter of 2015. In domestic franchise locations, same store sales decreased 2.4% in the second quarter of 2015.
Operating Results
For the second quarter of 2015, the Company reported net income of $67.4 million, a decrease of 3.6% as compared with net income of $69.9 million for the second quarter of 2014. Diluted earnings per share were $0.79 for the second quarter of 2015, an increase of 2.6% as compared with diluted earnings per share of $0.77 for the second quarter of 2014.
Mike Archbold, Chief Executive Officer noted, “Our retail business delivered improving trends as the second quarter progressed, which are a result of the sales recapture initiatives identified and implemented earlier in the quarter. We expect the benefits of these initiatives to continue to contribute in the second half of 2015. We also delivered another quarter of improved retail product gross margin rate. Collectively, these results are a reflection of the disciplined, customer-centric approach we are applying to our brand evolution, and to executing our strategic plan.”
Company-owned vs. Franchise Store Strategy
As a result of the Company’s ongoing evaluation of strategies to maximize shareholder value - including a quantitative and qualitative assessment of the relative value created based on the ownership structure of domestic retail locations - the Company expects to increase the percentage of domestic franchise locations by executing the following strategies: (i) increasing the proportion of new stores that are franchise locations, and (ii) transition certain company-owned stores in select markets to franchise locations by executing a re-franchising strategy, allowing for refinements in our pace and approach.
Segment Operating Performance
For the second quarter of 2015, retail segment revenue decreased 0.3% to $503.8 million, as compared with $505.5 million for the second quarter of 2014. The decrease was due primarily to negative same store sales, and was partially offset by the addition of 117 net new company-owned stores since the end of the second quarter of 2014. Operating income increased by 1.9%, from $95.1 million to $96.9 million, and was 19.2% of segment revenue for the second quarter of 2015, as compared with 18.8% for second quarter of 2014. Improved product gross margin and lower advertising spend were partially offset by expense deleverage associated with negative same store sales.

For the second quarter of 2015, franchise segment revenue increased 7.5% to $118.4 million, as compared with $110.1 million for the second quarter of 2014, due primarily to increased third-party wholesale product sales to domestic franchise operations. Operating income increased 0.6%, from $40.4 million to $40.6 million, and was 34.3% of segment revenue for the second quarter of 2015, as compared with 36.7% in the second quarter of 2014. Second quarter 2015 operating income includes a $1.1 million gain from the conversion of five company-owned stores to franchise stores, as compared with the conversion of nine stores, resulting in a $3.3 million gain, in the second quarter of 2014. Excluding these conversions, operating income increased $2.4 million, and was 33.3% of segment revenue for the second quarter of 2015, as compared with 33.7% in the second quarter of 2014. The decrease in operating income percentage was driven primarily by third-party wholesale product sales representing a higher portion of total revenue.
For the second quarter of 2015, manufacturing/wholesale segment revenue, excluding intersegment revenue, declined 5.6% to $56.2 million, as compared with $59.6 million for the second quarter of 2014, due to lower third party contract manufacturing revenue. Operating income decreased 3.7%, from $22.9 million to $22.1 million, and was 39.3% of segment revenue for the second quarter of 2015, as compared with 38.5% for the second quarter of 2014. The increase in operating income percentage was driven primarily by higher gross margin.
Year-to-Date Performance
For the first six months of 2015, the Company reported consolidated revenue of $1,348.8 million, a decrease of 0.1% as compared with consolidated revenue of $1,349.7 million for the first six months of 2014. Revenue increased in the Company’s franchise segment by 7.5%. Revenue decreased in the Company’s retail and manufacturing/wholesale segments, by 0.7% and 8.0% respectively.
For the first six months of 2015, the Company reported net income of $130.6 million, a decrease of 6.6% as compared with net income of $139.8 million for the first six months of 2014. Diluted earnings per share were $1.50 for the first six months of 2015, a decrease of 1.3% as compared with diluted earnings per share of $1.52 for the first six months of 2014.
Operating Metrics
For the first six months of 2015, the Company opened 32 net new domestic company-owned stores, 35 net new Rite Aid franchise store-within-a-store locations, 11 net new company-owned stores in Canada, one new company-owned store in China, opened 20 and closed 23 domestic franchise locations, and opened 35 and closed 83 international franchise locations. The Company now has 9,004 store locations worldwide.
For the first six months of 2015, the Company generated net cash from operating activities of $184.2 million, incurred capital expenditures of $20.1 million, repurchased $164.8 million in common stock in connection with its authorized share repurchase program, and paid $31.0 million in cash dividends on its common stock. The Company generated $164.2 million in free cash flow (which it defines as cash provided by operating activities less cash used in investing activities excluding acquisitions) as compared with $117.1 million for the first six months of 2014, and at June 30, 2015, the Company’s cash balance was $100.8 million.
Capital Structure
The Company repurchased 2.3 million shares of its common stock at an average price of $45.04 in the second quarter of 2015. At the end of the second quarter of 2015, the Company had $242.0 million remaining on its previously authorized $500 million share repurchase authorization.
At the end of the second quarter of 2015, diluted shares outstanding were approximately 85.0 million.
The Company’s Board of Directors declared a cash dividend of $0.18 per share of its common stock for the third quarter of 2015. The dividend will be payable on or about September 25, 2015 to stockholders of record at the close of business on September 11, 2015. The Company currently intends to pay regular quarterly dividends;

however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.
Current 2015 Outlook
The Company’s current outlook for 2015 is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
Following is the Company’s current outlook for the full year 2015, which is being updated from the previous outlook provided on April 30, 2015: consolidated earnings per diluted share (“EPS”) of approximately $3.00 - $3.10 for the full year 2015. The Company’s EPS outlook excludes Unusual Items associated with an increase in a legal accrual, expense associated with the correction of an immaterial error related to a payroll accrual, and a decrease in the previously established allowance for bad debt expense associated with our international franchisees. As defined in the Company’s first quarter 2015 earnings release, the combined effect of these Unusual Items is a $0.03 reduction of diluted earnings per share.
Key assumptions underlying the full year 2015 EPS outlook are unchanged from our previous outlook and are as follows:

•	A low single digit increase in consolidated revenue for the full year 2015. This is based on the following expectations:

•	A low single digit increase in domestic company-owned same store sales for the remainder of 2015, including the impact of GNC.com.

•	Modest revenue growth internationally

•	Manufacturing / wholesale segment revenue generally in-line with 2014 levels

•	Retail product gross margin improvements

•	Share repurchases of approximately 5-6% of shares outstanding as of the beginning of 2015

About Us
GNC Holdings, Inc. (NYSE: GNC) - headquartered in Pittsburgh, PA - is a leading global specialty health, wellness and performance retailer.
The Company’s foundation is built on 80 years of superior product quality and innovation. GNC connects customers to their best by offering a premium assortment of vitamins, minerals, herbal supplements, diet, sports nutrition and protein products. This assortment features proprietary GNC - including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC PuredgeTM, GNC GenetixHD®, Herbal Plus® - and nationally recognized third party brands.
GNC's diversified, multi-channel business model generates revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships. As of June 30, 2015, GNC had more than 9,000 locations, of which more than 6,700 retail locations are in the United States (including 1,067 franchise and 2,304 Rite Aid franchise store-within-a-store locations) and franchise operations in more than 50 countries.

Conference Call
GNC has scheduled a live webcast to report its second quarter 2015 financial results on July 30, 2015 at 9:00 am Eastern time. The webcast will be available on www.gnc.com via the Investor Relations section under "About GNC." A replay of this webcast will be available through August 28, 2015. You may also listen to the live call by dialing 1-877-232-1784 inside the U.S. and 706-679-4448 outside the U.S.; the conference identification number for all callers is 86307078.
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” ”will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding our dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to unfavorable publicity or consumer perception of our products; costs of compliance and any failure on our part to comply with new and existing governmental regulations governing our products; limitations of or disruptions in our manufacturing system or losses of manufacturing certifications; disruptions in our distribution network; or failure to successfully execute our growth strategy, including any inability to expand our franchise operations or attract new franchisees, any inability to expand our company-owned retail operations, any inability to grow our international footprint, any inability to expand our e-commerce businesses, or any inability to successfully integrate businesses that we acquire. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The Company may finance any repurchases with cash, potential financing transactions, or a combination of the foregoing. The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 and, as applicable, Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)

Revenue	$678,520	$675,216	$1,348,767	$1,349,673
Cost of sales, including warehousing,
distribution and occupancy	422,188	416,636	843,002	837,374

Gross profit	256,332	258,580	505,765	512,299

Selling, general and administrative	140,090	140,844	279,858	275,456
Other income, net	(1,396)	(3,315)	(1,336)	(5,463)
Operating income	117,638	121,051	227,243	242,306

Interest expense, net	11,644	11,675	23,159	23,206

Income before income taxes	105,994	109,376	204,084	219,100

Income tax expense	38,637	39,489	73,457	79,310

Net income	$67,357	$69,887	$130,627	$139,790

Earnings per share:
Basic	$0.79	$0.77	$1.51	$1.52
Diluted	$0.79	$0.77	$1.50	$1.52

Weighted average common shares outstanding:
Basic	85,501	90,414	86,677	91,687
Diluted	85,777	90,931	86,934	92,265

Note: The presentation of certain amounts in the consolidated financial statements of prior periods have been revised to conform to the current periods presented with no impact on previously reported net income or stockholders’ equity.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
	June 30,	December 31,
	2015	2014
	(unaudited)
Current assets:
Cash and cash equivalents	$100,778	$133,834
Receivables, net	138,397	136,361
Inventories	566,554	569,132
Prepaids and other current assets	42,176	37,016
Total current assets	847,905	876,343

Long-term assets:
Goodwill, brands and other intangibles, net	1,520,897	1,525,285
Property, plant and equipment, net	227,373	232,397
Other long-term assets	42,388	43,775
Total long-term assets	1,790,658	1,801,457

Total assets	$2,638,563	$2,677,800

Current liabilities:
Accounts payable	$144,975	$129,064
Current portion, long-term debt	4,637	4,740
Deferred revenue and other current liabilities	119,143	106,539
Total current liabilities	268,755	240,343

Long-term liabilities:
Long-term debt	1,335,711	1,337,638
Other long-term liabilities	342,278	343,776
Total long-term liabilities	1,677,989	1,681,414

Total liabilities	1,946,744	1,921,757

Total stockholders' equity	691,819	756,043

Total liabilities and stockholders' equity	$2,638,563	$2,677,800

GNC HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
	Six months ended
	June 30,
	2015	2014
	(unaudited)
Cash flows from operating activities:
Net income	$130,627	$139,790
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization expense	28,628	27,401
Amortization of debt costs	925	895
(Increase) decrease in receivables	(459)	1,562
Increase in inventory	(10,652)	(49,791)
Increase in accounts payable	17,549	12,348
Other operating activities	17,577	20,623
Net cash provided by operating activities	184,195	152,828

Cash flows from investing activities:
Capital expenditures	(20,131)	(36,100)
Cash paid for acquisitions, net of cash acquired	—	(6,402)
Other investing activities	89	350
Net cash used in investing activities	(20,042)	(42,152)

Cash flows from financing activities:
Dividends paid to shareholders	(31,017)	(28,960)
Payments on long-term debt	(2,400)	(3,040)
Proceeds and excess tax benefit from stock-based compensation	1,550	3,454
Repurchase of treasury stock	(165,221)	(190,153)
Net cash used in financing activities	(197,088)	(218,699)

Effect of exchange rate on cash and cash equivalents	(121)	351
Net decrease in cash and cash equivalents	(33,056)	(107,672)
Beginning balance, cash and cash equivalents	133,834	226,217
Ending balance, cash and cash equivalents	$100,778	$118,545

Segment Financial Data and Store Counts (unaudited)

Retail Segment - Company-owned stores in the U.S., Puerto Rico, Canada, and Ireland; e-commerce, both domestic and international

	Three months ended		Six months ended
	June 30,		June 30,
$ in thousands	2015	2014	2015	2014

Revenue	$503,846	$505,508	$1,007,312	$1,014,506
Comp store sales - domestic, including GNC.com	-2.8%	-1.7%	-3.5%	-1.2%
Operating income	$96,947	$95,123	$189,309	$189,869
% Revenue	19.2%	18.8%	18.8%	18.7%

Franchise Segment - Franchise-operated domestic and international locations

	Three months ended		Six months ended
	June 30,		June 30,
$ in thousands	2015	2014	2015	2014

Domestic	$77,349	$70,304	$152,251	$132,265
International	41,092	39,838	77,447	81,392
Total revenue	$118,441	$110,142	$229,698	$213,657
Operating income	$40,646	$40,418	$80,329	$79,999
% Revenue	34.3%	36.7%	35.0%	37.4%

Manufacturing/Wholesale Segment - Third-party contract manufacturing; wholesale and consignment sales principally with Rite Aid, PetSmart, Sam’s Club and www.drugstore.com

	Three months ended		Six months ended
	June 30,		June 30,
$ in thousands	2015	2014	2015	2014

Revenue	$56,233	$59,566	$111,757	$121,510
Operating income	$22,087	$22,932	$43,209	$46,443
% Revenue	39.3%	38.5%	38.7%	38.2%

Consolidated unallocated costs (*)

	Three months ended		Six months ended
	June 30,		June 30,
$ in thousands	2015	2014	2015	2014

Warehousing and distribution costs	$(18,495)	$(17,047)	$(36,280)	$(32,981)
Corporate costs	$(23,547)	$(20,375)	$(49,324)	$(41,024)

(*) Part of consolidated operating income.

Consolidated Store Count Activity

	Six Months Ended June 30, 2015
	Company -	Franchised Stores
	owned (b)	Domestic	International (c)	Rite Aid	Total

Beginning of period balance	3,497	1,070	2,140	2,269	8,976
Store openings (a)	67	20	36	36	159
Store closings	(24)	(23)	(83)	(1)	(131)
End of period balance	3,540	1,067	2,093	2,304	9,004

	Six Months Ended June 30, 2014
	Company -	Franchised Stores
	owned (b)	Domestic	International (c)	Rite Aid	Total

Beginning of period balance	3,342	1,012	2,024	2,215	8,593
Store openings (a)	114	58	89	22	283
Store closings	(33)	(20)	(37)	(5)	(95)
End of period balance	3,423	1,050	2,076	2,232	8,781

(a) openings include new stores, corporate/franchise conversion activity, and other acquisitions
(b) including Canada and The Health Store
(c) includes distribution centers where sales are made

Contacts:

Investors:    Tricia Tolivar, Executive Vice President & Chief Financial Officer, (412) 288-2029; or
Dennis Magulick, Vice President - Treasury, Investor Relations & Risk Management, (412) 288-4632

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com/